Exhibit 10.17

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.

Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.

Foundry Production Agreement

This Agreement (“Agreement”) dated as of January 1, 2012 (“Effective Date”) is entered into by and among Sony Electronics Inc., acting through its Component Solutions Business Division with a principal place of business located at 1730 N. First Street, San Jose, CA 95112 (“Sony”) and Knowles IPC (M) SDN BHD located at No. 17 Jalan Batu Maung. Dis3plex Free Commercial Zone, Airfreight Forwarder Warehousing Cargo Complex, 11960 Penang, Malaysia and Knowles Corporation having a place of business at 1151 Maplewood Drive, Itasca, IL 60143, on behalf of themselves and their Affiliate(s), as such term is defined in Section 1.2 below (collectively the “Customer”).

RECITAL

WHEREAS, Knowles Electronics, LLC and Sony Semiconductor Kyushu Corporation previously entered into a Foundry Production Agreement dated October 1, 2003 which was subsequently amended by Amendment One effective July 1, 2004, and Amendment Two effective January 1, 2006 (collectively, the “First Prior Agreement”). Subsequently, Knowles IPC (M) SDN BHD and Sony Electronics Inc. entered into a Foundry Production Agreement dated January 1, 2007 (the “Second Prior Agreement”).

WHEREAS, Customer is engaged in, among other things, the business of design, technology, development and/or marketing of acoustic products.

WHEREAS, Sony and its Affiliate (as such is defined below) are engaged, among other things, in the business of providing semiconductor wafer foundry services.

WHEREAS, Customer wishes to continue to obtain, and Sony wishes to continue to provide, wafer foundry services for certain products designed and developed by or for Customer.

NOW, THEREFORE, the parties hereto agree as follows:

PART I

SONY’S MANUFACTURE AND SALE OF THE WAFER PRODUCT

1.0
DEFINITIONS
1.1
“Actual Starting Material Cost” shall mean the aggregate cost of the materials (including substrates) used to create the semiconductor wafers.

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1.2
“Affiliate” shall mean, for Customer, Knowles Electronics (Suzhou) Co., Ltd.; and Knowles Electronics (Malaysia) Co., Ltd; and for Sony, Sony Semiconductor Coloration. For purposes of clarity, Knowles Corporation shall be responsible for any violation of this Agreement by Knowles IPC (M) SDN BHD or Customer’s Affiliates.
1.3
“Authorized Representative” shall mean a person designated by a party’s officer that is authorized to issue a purchase order or forecast, in the case of Customer, or accept a purchase order or forecast, in the case of Sony.
1.4
“Consignment Agreement” shall mean that agreement entered into between Knowles IPC (M) SDN BHD and Sony Electronics Inc. on October 1, 2009, as such may be amended from time to time, which sets forth the terms under which the parties are operating for consignment of wafer Products that an held in inventory at the designated warehouse facility and are pulled by Customer as needed. The terms of this Foundry Production Agreement are incorporated into the Consignment Agreement as an exhibit and shall control in the event of a conflict between the agreements except with respect to consigned inventor and demand pulls which terms are controlled by the Consignment Agreement.
1.5
“Manufacturing Facility” shall mean the Sony‑designated facility used to manufacture the Products.
1.6
“Mask Work Rights” shall mean those rights relating to an integrated circuit, as specified by the United States Chip Protection Act of 1984 or any analogous statute of any other country of the world, which have a first effective filing date in any country prior to the expiration or termination of this Agreement.
1.7
“NRE” shall mean a one‑time engineering charge to be paid by Customer, as applicable. The NRE shall be as described in Exhibit C or in an accepted purchase order.
1.8
“Patents” shall mean all classes or types of patents, including, without limitation. continuation, continuation‑in‑part, divisional, reissue, reexamination, utility, utility models and design patents of all countries of the world, and applications therefor.
1.9
“Process Step” shall mean a specific sequence of operations which provide a given topographical structure formation or doping function, as distinct from a process flow, which is a sequence of process steps required to manufacture Products.
1.10
“Process Flow” shall mean the entire combination of Process Steps used in the manufacture of the Product(s) which are set forth in Exhibit A.
1.11
“Process Change Notice” (“PCN”) shall mean written notice issued by Sony expressing Sony’s intent to analyze changes in materials or to an existing Process Flow and/or Process Step that, to the best of Sony’s knowledge, may affect a Product’s form, fit. function, electrical characteristics, performance, maintainability, operation, reliability, interface, interconnectability, compatibility, design rules, models or size. PCN shall also be deemed to include written notice of Sony’s acceptance of any Product changes requested by Customer.
1.12
“Process Change Order” (“PCO”) shall mean that document issued by Sony that describes a specific change of Process Flow and/or Product Change by Sony, the reasons for such change, any relevant performance considerations, and relevant quality data supporting the proposed change.

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1.13
“Product(s)” shall mean those products and wafers designed by or for Customer, which Sony manufactures for Customer under this Agreement. A list of the applicable process(es) in the Process Flows used to create Products is attached as Exhibit A. The parties hereto may add additional Products by mutual written agreement.
1.14
“Specifications” shall mean the Process Flow specifications in Exhibit A, or the published specifications for the Products that are mutually agreed to in writing by both parties.
2.0
MANUFACTURE OF PRODUCTS
2.1
Subject to the terms and conditions of this Agreement, and only for the duration of this Agreement, Customer grants Sony a royalty‑free, non‑exclusive, revocable (only if breached by Sony), non‑transferable and non‑assignable license, with the right to sublicense to Sony’s Affiliate, Sony Semiconductor Corporation, under Customer’s applicable intellectual property rights (including Patents and Mask Work Rights), and such other licenses as may be explicitly granted in writing herein or otherwise to make and/or have made the Products for the purpose of sales to Customer. No other licenses shall be granted by way of this Agreement.
2.2
Sony shall manufacture the Products designed by or for Customer at Sony’s designated Manufacturing Facility exclusively for Customer in accordance with the terms of this Agreement.
2.3
Customer, at its own cost and expense, shall provide Sony with reasonable and necessary technical support and assistance in characterizing and optimizing the Process Flow used to manufacture the Products at Sony’s designated Manufacturing Facility.
2.4
Customer, at its own cost and expense, shall assist, if needed by Sony, with reasonable and necessary support in establishing test capabilities for the Products at the designated Manufacturing Facility.
2.5
Customer shall provide Sony, at Customer’s sole cost and expense, with a full reticle set compliant with Sony’s requirements for each Product manufactured by Sony hereunder.
2.6
For each new Process Flow or Process Step, as such is agreed to in writing between the parties hereto and made a part of this Agreement, Customer shall pay Sony for NRE charges as specified in Section C.2 of Exhibit C.
2.7
Sony shall have the right, at Sony’s sole and absolute discretion, to establish an additional production line for back‑up manufacturing within Sony.
2.8
Sony shall be responsible for costs normally associated with routine production equipment maintenance. For the avoidance of doubt, routine production equipment maintenance shall not include those costs identified in writing by the parties hereto as NRE charges.
2.9
Sony shall make commercially reasonable efforts, upon written request by Customer to deliver priority lots which are specifically defined in Section C.3 of Exhibit C. Notwithstanding the above, Customer agrees that Sony shall have no liability if it is unable to deliver priority lots in accordance with Customer’s request, unless Sony accepts the request and is unable to deliver on time.

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3.0
OWNERSHIP OF PRODUCTS
3.1
Subject to Section 14.2 below, the specific and explicit manufacturing license rights granted herein, and the payment obligations in Section 7.1, Customer shall retain and own exclusively throughout the world all right, title, and interest in the Products and designs, Patents, copyrights, Mask Work Rights and proprietary information related to the Products, provided, however, that Sony shall be free to use, including rights to sublicense within Sony Semiconductor Corporation, make and have made, without accounting or payment to Customer, any Process Step, and/or combinations of such Process Steps, including adaptations to Sony’s Manufacturing Facilities. Notwithstanding the above. (a) subject to the terms of the Agreement expressly including Section 3.1(b) below, the Process Flow shall remain the property of Customer and is to be used by Sony only in accordance with Section 2.1 above, and (b) Customer acknowledges and agrees that the individual Process Steps contained within the entire Process Plow as shown in Exhibit A is the sole and exclusive property of Sony (“Sony Intellectual Property”).
3.2
Sony shall purchase silicon substrates for Customer to support the manufacturing plan. The purchase of such substrates shall be based on Customer forecasts at the substrate lead time and purchase orders, and Customer shall reimburse Sony for any unused substrate inventory within thirty (30) days of notification by Sony. Upon receipt of payment Sony shall ship any inventory of substrates to Customer.
4.0
PRICING, DELIVERY AND RELEASE SCHEDULE
4.1
Pricing: The purchase price and cost charged to Customer for the wafers and other services purchased from Sony under this Agreement shall be as provided in Exhibit C. Such purchase price shall be changed only by mutual written agreement of the parties hereto.
4.2
Customer shall issue a [***] week rolling forecast weekly and Sony shall respond within [***] business days to confirm shipment commitment.
4.3
Sony shall make commercially reasonable efforts to achieve on‑time delivery in accordance with delivery schedules in the purchase order accepted by Sony or as otherwise mutually agreed to in writing between the parties hereto. Delivery of wafers shall be to purchase order release dates specified on the purchase order so long as such purchase order has been accepted by Sony, or which delivery dates have been otherwise mutually agreed to in writing between the parties hereto. Sony shall be deemed to have shipped completed quantities if the quantity shipped is [***] of the quantities specified in the purchase order. Customer may reject any other wafers that do not meet quantity or shipping window allowances specified above.
4.4
Upon request of either party, Sony and Customer shall negotiate in good faith with respect to placing certain lots or orders on hold, the number of units to be held, the place in line where they shall be held and the period of time they shall be held. Lots on hold by Customer’s request shall be subject to inventory charges per Exhibit B.

The standard, but nonbinding, lead time from Sony’s receipt of a purchase order to the date of Product shipment shall be [***] calendar days.

5.0
RELIABILITY AND QUALITY
5.1
Subject to the obligations of confidentiality set forth in Section 14.1, Sony shall provide, upon written request of Customer, its available reliability and quality data regarding the Products throughout the term of this Agreement.

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5.2
Sony shall provide Customer with a written PCN of its intention to analyze changes in materials or to the existing manufacturing process if, to the best of Sony’s knowledge, such changes are likely to affect the form, fit, electrical characteristics, performance, maintainability, operation, function, reliability, interface, interconnectability, compatibility, design rules, models, or size of the Products. Customer shall respond to such PCN no later than fourteen (14) calendar days after receipt of notice. If Customer rejects the PCN and the parties hereto cannot reach agreement regarding Sony’s proposed PCN, Customer shall have the right to place an end of life buy in accordance with Section 5.4 below. If Customer approves the PCN and Sony decides that it shall put such changes into effect, Sony shall provide Customer with a PCN within a mutually agreed timeframe prior to the date that it intends to make such changes in materials or to its existing manufacturing process. Such PCO shall describe the nature of the proposed change, including the reasons for the change, any relevant performance considerations, and the relevant quality data supporting the proposed change. All Product manufactured in accordance with such PCO shall be subject to the Specifications set forth in Exhibit A or contained in any other specifications agreed upon in writing by Sony and Customer. Customer shall accept or reject such PCO promptly, but no later than one (1) calendar week after receipt of such PCO. If the PCO is approved by Customer, Sony may begin supply of the modified Product in the month of approval. If Customer rejects the PCO and the parties hereto cannot reach agreement regarding Sony’s proposed PCO, Customer shall have the right to place an end of life buy in accordance with Section 5.4 below. Upon the expiration of the applicable end of life buy period set forth in Section 5.4 below, or the PCO acceptance period set forth above, Sony may, at its sole and absolute discretion, stop manufacturing and delivery of the Product, or with respect to the PCO‑approved modified Product, stop manufacturing and delivery of the unmodified Product, without any liability for either party other than Customer’s liability for any and all outstanding invoices.
5.3
In the event that Sony chooses to transfer fabrication of the Product from the Manufacturing Facility to another designated fabrication site, Sony shall provide Customer with a written notice of its intent to transfer. Sony shall endeavor to complete such transfer within twelve (12) months from date of notice (“Product Transfer Period”). Customer shall respond to such notice no later than fourteen (14) calendar days after receipt of notice. If Customer does not approve such fabrication transfer, Sony may, in its sole and absolute discretion, give Customer termination notice per Section 5.4. During the Product Transfer Period, Sony shall maintain production at its existing qualified facility to meet Customer’s purchase orders per Sections 4.2 and 4.3. Sony may, in its sole and absolute discretion, switch production of the Product to the new manufacturing facility as soon as the Product is qualified at the new facility. If the Product is qualified at the new facility, such facility shall be deemed the Manufacturing Facility under the terms of this Agreement. Customer shall complete qualification testing of Product manufactured at the new fabrication site in a reasonable time frame.
5.4
Sony may, to its sole and absolute discretion, give Customer notice of its intent to discontinue production of any Product. The date of such notice shall be the “Termination Date.” Within six (6) months of the Termination Date, Customer shall have the right to place a purchase order (“EOT Purchase Order”) for any quantity of Products necessary to support the end of life of that Product, subject to Sony’s ability, as determined by Sony in its sole and absolute discretion, to manufacture such quantity of Products at the Manufacturing Facility. EOL Purchase Orders shall have a delivery date that falls within twelve (12) months of the Termination Date or date specified in Section 5.2. The lead time for delivery of the Products under any EOL Purchase Order shall be solely determined by Sony upon written notice to Customer. Thereafter, but in no event later than twelve (12) months following the Termination Date, Sony shall discontinue, without further liability, the manufacturing and delivery of Products. All EOL Purchase Orders are non‑cancellable and Products that meet Specifications are non‑returnable. Customer shall have thirty (30) days from receipt of EOL Products to inspect said Products and within said period shall return

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any Products to Sony that do not meet Specifications, upon Sony’s receipt of which, Sony shall inspect and remedy in accordance with the warranty remedies set forth in Section 6.1.
5.5
Customer reserves the right to request any changes it deems appropriate to the design of the Products pertaining to changes in (i) Product Specifications, (ii) mask set, (iii) Process Flow, or (iv) part Specifications. Such changes shall be documented by a PCN. Any changes to Process Flow or materials for the Product requested by Customer shall be subject to Sony’s written consent and Customer’s payment of applicable costs, if any, related to such change.
5.6
During the term of this Agreement, Sony shall maintain fabrication and test lot traceability for the Products manufactured under this Agreement for three (3) years from date of manufacture.
5.7
Sony shall promptly, and in writing, within [***] business hours after discovery, advise Customer of defects and non-conformities discovered by Sony in Products already shipped and in lots currently in manufacture. Customer shall promptly and in writing within [***] business hours after discovery, advise Sony of defects and non‑conformities in Products shipped by Sony, whether this discovery is by Customer or Customer’s customers.
5.8
Upon receipt of Customer’s written request, and subject to the terms hereof, Sony shall immediately stop shipment of the Products which fail to meet the wafer shipping criteria specified in Exhibit E. Customer shall deliver or make available to Sony samples of the failed Products for testing and analysis in wafer form. Upon Sony’s receipt of all pertinent information from Customer, including, but not limited to, a description of the failure, the suspected lot numbers, serial numbers, part numbers or other identifiers and delivery dates of the failed Products, Sony shall respond to Customer, within [***] business hours, with its preliminary findings regarding the root cause of such failure and promptly provide the results of its root cause corrective analysis and its proposed plan for the identification of and the replacement of the affected Products (“Corrective Action Plan”), including information on production starts/stops, quality of current work‑in‑process and inventory and any sorting or testing that may be required at a party’s location. Sony shall provide Customer with its written Corrective Action Plan within [***] calendar days of Sony’s confirmation of such failure. Any costs and expenses that may be associated with the remedying of such failure shall be negotiated in good faith between the parties hereto at such time. If Sony is responsible for the failure and is unable to propose a Corrective Action Plan reasonably acceptable to Customer within [***] calendar days of Sony’s confirmation of such failure, then Customer may reject the nonconforming Products and receive a refund of any amounts it has paid Sony therefor and cancel any then‑committed purchase order(s) for the Products which are subject to the failure by sending written notice of cancellation to Sony within [***] days of Sony’s confirmation of such failure. Such a notice shall be effective on receipt by Sony. The foregoing shall be Customer’s sole and exclusive remedy with respect to shipment of non‑conforming Products. If Customer requests Sony to stop shipment of any Products which are subsequently determined in good faith by Sony and Customer to have been processed in accordance with mutually agreed‑upon processing Specifications according to Exhibit A, Sony shall be entitled to full payment under the terms of this Agreement for completed wafers as well as work‑in‑process. For the avoidance of doubt, under such circumstances, Customer shall pay Sony the purchase order price for completed wafers, and payment for work-in-process shall be as described in Exhibit D of this Agreement.

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6.0
LIMITED WARRANTY AND ACCEPTANCE
6.1
Sony warrants and represents that Customer shall acquire good title to the Products free and clear of all claims, liens and encumbrances. For a period of [***] months from the date of Sony’s Product shipment, Sony warrants all Products furnished hereunder against defects in material and workmanship and against non‑conformity to the Specifications set forth in Exhibit A or as otherwise agreed to between the parties hereto in writing. Sony shall have the option, at its sole and absolute discretion, to replace the Products or refund the purchase price of such Products found by Sony to be defective, with such replacement or refund to occur within [***] days of return of the Products to Sony. Products which are the subject of warranty claims shall be returned in component form (removed from boards) to Sony pursuant to the return material authorization procedure described in Exhibit E, subsection E.3, provided, however, that Customer may return Products that are identified in Customer’s claim form by Sony lot number and wafer number and confirmed in an RMA issued by Sony for replacement or refund. Sony shall, in its sole and absolute discretion, determine whether Customer shall receive replacement or refund. The foregoing warranty shall not apply with respect to failures caused by (i) defects or errors caused by Customer’s specifications, instructions or handling of the Products, (ii) inaccurate or incomplete technical support and assistance provided by Customer (as required under Section 2.3), or which technical support and assistance causes a defect in the Products, (iii) a defect in the reticle set provided by Customer (as required under Section 2.5), (iv) an unintended modification of the Product by Customer; or Product or Process modifications made by Sony at Customer’s request, (v) an unintended combination of the Product with designs, circuits, products, processes or materials not provided by Sony; or defects caused by errors in design, application or assembly by third parties.
6.2
The foregoing is Sony’s sole responsibility and the exclusive remedy of Customer for any breach of the warranties contained in Section 6.1 of this Agreement.
6.3
Customer shall have [***] calendar days from the date of Customer’s pull of the Products from inventory (held in consignment pursuant to the Consignment Agreement) to inspect the Products for shortages or incorrect Product and advise Sony in writing of such shortages or incorrect Product. Failure on the part of Customer to provide written notice within such [***] calendar day‑period shall be deemed to constitute an acceptance of the Products by Customer and Sony shall not be liable for any shortages or incorrect Product. Subject to the allowable variance specified in Section 4.3 above, in the event of a shortage or incorrect Product, Customer shall notify Sony and Sony shall have [***] business days from the date of such notice to supply the correct Products in the correct amounts. In the event such Products are not delivered in such [***] business‑day period, Customer shall have the right to cancel any then‑committed purchase order(s) for the Products for which delivery is due and Customer shall be allowed to purchase replacement products from another vendor at no cost or obligation to Sony. FOR THE AVOIDANCE OF DOUBT, CUSTOMER SHALL NOT BE ENTITLED TO, AND SONY SHALL NOT BE LIABLE FOR, COVER REMEDIES. The foregoing shall be Customer’s sole and exclusive remedy with respect to breach of this Section 6.

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6.4
THE WARRANTIES STATED IN THIS AGREEMENT ARE THE ONLY WARRANTIES THAT APPLY TO PRODUCTS MANUFACTURED HEREUNDER, AND THESE WARRANTIES ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EITHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS REGARDING THE PRODUCT, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT. THE WARRANTY SET FORTH IN SECTION 6.1 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. SONY’S LIABILITY AND CUSTOMER’S SOLE REMEDY FOR ANY CAUSE OF ACTION ARISING UNDER ANY WARRANTY THEREFOR, IS EXPRESSLY LIMITED AS PROVIDED ABOVE.
6.5
Upon Customer’s written request, Sony’s written consent, and mutually satisfactory arrangements for payment to Sony for the costs involved, Sony shall perform failure analysis of Products returned to Sony. If Product non‑conformance is found to be the result of Sony’s failure to comply with its warranties hereunder, Sony shall not be entitled to payment from Customer for the cost of such failure analysis performed by Sony.
6.6
Experimental Products: If Sony delivers products identified as “prototypes”, “samples”, “for engineering approval”, “for evaluation”, or terms of similar import. Customer agrees that SONY SUPPLIES SUCH PRODUCTS ON AN “AS IS” BASIS AND SONY MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO SUCH PRODUCTS REFERRED TO UNDER THIS SECTION 6.6. IT IS ANTICIPATED THAT CHANGES MAY BE MADE IN THE MANUFACTURING OF SUCH PRODUCTS AND THEREFORE, CUSTOMER SHALL PROMPTLY COMMUNICATE TO SONY THE DATA ACCUMULATED DURING ITS TESTING AND EVALUATION OF SUCH PRODUCTS.
7.0
SHIPMENT/TERMS OF PAYMENT
7.1
Subject to the terms of this Agreement, Sony shall fill any purchase order or binding forecast submitted pursuant to this Agreement by Customer and accepted by Sony pursuant to Sections 4.2 and 4.3. Customer guarantees the payment of any and all obligations accrued pursuant to such purchase orders (including the payment of any taxes, levis, duties or fees of any kind, nature or description whatsoever applicable to the sale of any Products by Sony to Customer). Invoices for the Products sold to Customer shall be paid at net sixty (60) days of invoice date. Delinquent payments may, in Sony’s sole and absolute discretion, accrue interest at the lesser of 1% per month or the maximum interest rate permitted by law. Invoices for the Products shipped shall show price in U.S. dollars. In case payment due date is a holiday or weekend, payment shall be made on the next regular business day. Payment shall be made in U.S. dollars from Customer. Failure hy Customer to make payments shall permit Sony to (a) declare all unpaid amounts immediately due and (b) cancel all outstanding purchase orders and decline new ones. Notwithstanding anything herein to the contrary, Customer shall maintain a credit line sufficient to support its purchase of Products under this Agreement. The Customer shall provide Sony with such statements of Customer’s financial condition as Sony may reasonably request by giving Customer notice thereof. The Customer acknowledges that Sony may, from time to time, vary, change or limit the amount or duration of credit allowed to Customer either generally or with respect to any specific order for the Products by giving the Customer notice thereof and without incurring any liability to the Customer therefore.
7.2
Sony shall deliver Products FOB Sony’s Manufacturing Facility. Title and risk of loss shall pass to Customer upon delivery to Customer or Customer’s carrier at such FOB point.

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7.3
In the event that any payment under this Agreement becomes restricted for any reason, the party whose payment obligation is restricted shall, at its own expense, immediately take whatever steps or actions are necessary to assure such payment.
8.0
REPRESENTATIONS AND WARRANTIES
8.1
Sony and Customer each represent and warrant that:
(a)
It has the full right and title or adequate rights to all of the information and intellectual property to be delivered, licensed or otherwise utilized by it under this Agreement; and
(b)
It has the right and power to enter into this Agreement.
8.2
Sony is not aware of any notices of infringement allegations of any Patent, trade secret, Mask Work Right, trademark, copyright or other proprietary right of any person or entity in relation to this Agreement. If Sony’s process for manufacture of the Products, or other Sony know‑how used to manufacture the Products, gives rise to the infringement of a third party’s Patents, trade secret, Mask Work Rights, trademark, copyright or other proprietary right, Sony shall indemnify Customer for all costs associated with the defense of such action for infringement and for reasonable damages awarded by a court of last resort as a result of such action.
8.3
Exclusions. Notwithstanding the terms and conditions of Sections 8.2 and 8.5 herein, Sony shall have no liability to the Customer if any such claim, allegation or suit is based upon or arises out of: (a) alterations of the Products by the Customer or any third party such that the Products become infringing; (b) failure of the Customer to use updated Products provided by Sony for avoiding such infringement; (c) use of the Products in combination with equipment, software or products not furnished by Sony except for those expressly approved in writing by Sony provided that such combination causes the Products to become infringing; (d) processes or methods allegedly performed by the Products except those expressly approved in writing by Sony; (e) use of the Products in the manner for which the same were neither designed nor contemplated; or, (f) a patent, trademark or copyright in which the Customer or an Affiliate or subsidiary of the Customer has a direct or indirect interest by license or otherwise.
8.4
Customer shall defend against any claim, suit or proceeding brought against Sony to the extent such claim, suit or proceeding is based on a claim that the Product or any process information or other technical information provided by, manufactured by and/or used at the direction of Customer infringes any Patent, trade secret, Mask Work Right, trademark, copyright or other proprietary right of any third person or entity. If Customer’s Product or such process information or other technical information is the basis for a claim of infringement of a third party’s Patent, trade secret, Mask Work Right, trademark, copyright or other proprietary right. Customer shall indemnify Sony for all costs associated with the defense of an action for infringement (including reasonable attorney’s fees) and for all damages awarded by a court of last resort as a result of such action.
8.5
Conditions Under Which Indemnification Applies. A party’s indemnification obligation pursuant to Sections 8.2, 8.3 and 8.4 above is conditioned on the following: (i) the indemnifying party is notified promptly in writing by the indemnified party of any notice of such claim but in no event no later than ten (10) business days after the indemnified party shall have received any notice thereof; (ii) the indemnifying party shall have, at its option, sole control of the defense of any action on such claim and all negotiations for its settlement or compromise provided that such settlement does not involve any payments to be owed

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by the indemnified party and (iii) the indemnified party shall fully cooperate with the indemnifying party in the defense and all related settlement negotiations, at the cost and expense of the indemnifying party.
8.6
SONY HEREBY DISCLAIMS AND EXCLUDES ALL WARRANTIES AGAINST INFRINGEMENT THAT MAY BE PROVIDED IN SECTION 2‑312(3) OF THE UNIFORM COMMERCIAL CODE AND/OR IN ANY OTHER COMPARABLE STATE STATUTE. SONY’S LIABILITY AND CUSTOMER’S SOLE REMEDY FOR ANY CAUSE OF ACTION ARISING UNDER ANY WARRANTY THEREFOR WITH RESPECT TO INFRINGEMENT, IS EXPRESSLY LIMITED AS PROVIDED ABOVE.
9.0
LIMITATIONS OF LIABILITY
9.1
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF USE, COST OF OBTAINING SUBSTITUTE GOOD OR SERVICES, OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES ARISING UNDER OR IN ANY WAY RELATING TO THIS AGREEMENT.

EXCEPT FOR CUSTOMER’S OBLIGATION TO INDEMNIFY UNDER SECTION 8.4, IN NO EVENT SHALL EITHER PARTY’S LIABILITY TO THE OTHER FOR ANY CLAIM OR CLAIMS RELATING TO THE PRODUCTS, OR THIS AGREEMENT EXCEED THE PURCHASE PRICE FOR THE PRODUCTS PURCHASED BY CUSTOMER IN THE [***] PRECEEDING THE CLAIM TO WHICH SUCH CLAIMS RELATE.

10.0
TERM AND TERMINATION
10.1
Term; Termination for Convenience. This Agreement shall remain in effect from the Effective Date through December 31, 2016, and automatically renews for one‑year periods thereafter, unless terminated sooner pursuant to this Article 10. Notwithstanding the foregoing, this Agreement shall remain in full force and effect and shall be applicable to any outstanding purchase order(s) issued by Customer and accepted by Sony during the term of this Agreement until any and all obligations of the parties hereto pursuant to such purchase order(s) have been fulfilled. Sony and Customer shall have the right to terminate this Agreement without further liability, except for Customer’s obligation to pay Sony any Fees that may be due, including NRE, by giving the other party twelve (12) months prior notice in writing of the intention to terminate, provided that such notice shall not be given within four (4) months of the Effective Date.
10.2
Termination for Cause. Either party hereto shall have the right to terminate this Agreement effective immediately and without liability, except as may be otherwise specified, upon the occurrence of any one of the following events:
(a)
the other party files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors;
(b)
a proceeding is instituted against the other party under any provision of the U.S. Federal Bankruptcy Case which is not dismissed within sixty (60) days;
(c)
the other party is adjudged as bankrupt;
(d)
a court assumes jurisdiction of the assets of the other party under a federal reorganization act;

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(e)
a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other party;
(f)
the other party becomes insolvent;
(g)
the other party makes an assignment of its assets for the benefit of its creditors;
(h)
the other party admits in writing its inability to pay its debts as they become due;
(i)
the continued performance of this Agreement by the other party would result in a violation of then current applicable export regulations;
(j)
there is a transfer of majority interest in the equity or assets of the other party to a competitor of the terminating party;
(k)
the other party assigns this Agreement without the consent of the terminating party;
(l)
upon expiration of the sixty (60) day period set forth in Section 12.1;
(m)
breach of a party’s confidentiality obligations set forth in Article 11; or
(n)
the other party ceases to do business in the ordinary course.
10.3
Conditions under which Termination for Cause Applies
(a)
If either party fails to perform or violates any material obligation under this Agreement (except for breach of a party’s confidentiality obligations set forth in Article 11, whereupon such breach, the non‑breaching party can immediately terminate this Agreement without further liability), upon thirty (30) days written notice to the breaching party specifying such default (“Default Notice”), unless such breach is cured within the thirty (30) day period, the non‑breaching party shall have the right to terminate this Agreement, without liability.
(b)
Upon issuance of a Default Notice by a party, the non‑breaching party shall provide a detailed written description of the breach as well as any available information reasonably useful or necessary to enable a cure. The breaching party shall meet with the non‑breaching party within seven (7) working days following receipt of the Default Notice, and shall submit a plan to remedy the breach, including timeframes to correct any work in process and provide the remedies stated in Section 6.1 and 6.2 for delivering Products,. The non‑breaching party shall accept or reject the plan (giving reasons thereof in the case of rejection) within five (5) days of receipt. If the breach is not cured or a plan reasonably acceptable to the non‑breaching party is not agreed upon within thirty (30) days from initial receipt of the Default Notice, subject to the other terms and procedures stated herein and the requirements of law, the non‑breaching party shall have the right to terminate this Agreement immediately upon written notice to the other party.
10.4
If either party terminates this Agreement for any of the reasons stated in Sections 10.2 or 10.3, such party shall:
(a)
cease all production required by purchase orders already issued by the other party under this Agreement; and

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(b)
deliver all completed Products manufactured pursuant to such purchase orders and invoice the other party for the same completed Products.
10.5
If either party terminates this Agreement for convenience pursuant to Section 10.1, the other party shall be entitled to payment in full upon delivery of all completed Products manufactured pursuant to outstanding purchase orders issued under this Agreement as well as the value and expenses associated with all work then in progress, determined according to Exhibit D unless otherwise mutually agreed upon in writing by the parties hereto.
10.6
Effect on Other Agreements: Upon termination of this Agreement for cause, the aggrieved party shall have the right, in its sole discretion, to terminate any or all other agreements then in effect between the Customer and Sony. Said right of termination as set forth herein shall be in addition to, and to the extent necessary, supersede any right of termination which may be provided for in any of such other agreements.
10.7
The parties’ rights and remedies herein are in addition to any other rights they may have at law or in equity, except as expressly disclaimed or limited herein.
11.0
CONFIDENTIALITY / PROPRIETARY RIGHTS
11.1
Confidentiality.
(a)
Definition. Confidential Information disclosed for the purposes of and during the term of this Agreement shall mean (i) for Sony, information pertaining to its manufacturing process, production capacity, equipment list(s), datasheets, application notes, pricing, other related information relating to the manufacture and supply of the Products; (ii) for Customer, information pertaining to product specification(s), production plan(s), mid‑range plan(s), market information, end customer information and other related information; (iii) for both parties hereto, the terms and conditions of this Agreement; and (iv) any other information which the disclosing party desires to protect against the receiving party’s unrestricted disclosure or competitive use and which (1) if disclosed in tangible form is conspicuously marked with “Confidential” or “Proprietary” or other similar legend, or (2) if not so marked, is reasonably understood by the receiving party from the context of disclosure or from the information itself to be confidential. Information which is disclosed orally or visually falling within the scope of the information described in this Section 11.1(a) is deemed Confidential Information unless excluded under Section 11.1(c).
(b)
Obligation. During the term of this Agreement and for a period of three (3) years after the expiration or termination of the Agreement, a party receiving Confidential Information (“Recipient”) from a disclosing party (“Discloser”) shall keep it confidential using the same degree of care that it exercises with respect to its own information of like importance, but in no event less than reasonable care, and shall use it only for the Purposes for which it was provided under this Agreement. Confidential Information shall be disclosed only to employees and/or permitted contractors obligated to the Recipient under similar confidentiality restrictions and only for the Purposes for which it was provided to Recipient under the Agreement. The parties hereto agree to disclosure and receipt of Confidential Information to such other third parties as may be agreed upon between the parties hereto from time to time in writing, provided such other third parties agree to be bound to the obligations set forth in this Article 11 to the same extent as Sony and Customer are bound.

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(c)
Exceptions. The obligations set out in this Article 11 do not apply to information which Recipient can demonstrate: (i) was already known by Recipient; (ii) is obtained by Recipient from a third party lawfully in possession thereof without any obligation of confidentiality; (iii) is or becomes part of the public domain through no fault of Recipient; (iv) is independently ascertained or developed by or for Recipient by its employees or any third party without use of any of the Confidential Information; or (v) is approved for public release by written authorization of Discloser.
(d)
Rights. Provided that each party does not otherwise violate its obligations with respect to the other parties’ Confidential Information, no discussions and/or communications between the parties hereunder or otherwise: (i) shall serve to impair the right of a party to develop, make, use, procure, and/or market products or services now or in the future that may be competitive with those offered by the other party; (ii) shall require a party to disclose any planning or other information to the other party; (iii) shall result in any obligation on the part of a party to enter into any further agreement of any kind; or (iv) shall constitute an option, grant or license to the Recipient under any patent, copyright, trade secret or other rights now or hereinafter held by the Discloser.
(e)
Publicity. Neither party shall disclose the existence or the terms and conditions of this Agreement to any third party except as may be required (i) to implement or enforce the terms of this Agreement; (ii) by legal procedure or by law; or (iii) by an existing or potential investor, acquiring company, bank or other financial institution, under appropriate non‑disclosure terms in connection with a merger, acquisition, financing, loan agreement or similar corporate transaction. Neither party shall, without first obtaining the prior written consent of the other, announce this Agreement in a press release or other promotional material.
(f)
Recipient acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that the Discloser shall be entitled, without waiving any other rights or remedies, to seek such injunctive relief as may be deemed proper by a court of competent jurisdiction.
(g)
If the Recipient is required by law, regulation or court order to disclose any of the Confidential Information, the Recipient shall give the Discloser prompt written notice thereof and prior to making any such disclosure in order to allow the Discloser to seek a protective order or other appropriate remedy from the proper authority. The Recipient shall reasonably cooperate with the Discloser, at Discloser’s expense, in seeking such order or other remedy or in defining the scope of any required disclosure.
(h)
Within thirty (30) calendar days following the expiration or earlier termination of this Agreement, the Recipient shall, at the option of the Discloser, either return to the Discloser or destroy the Discloser’s Confidential Information and certify the same.
(i)
Recipient shall not knowingly, unless it has obtained prior written authorization from the U.S. Department of Commerce or is otherwise permitted by the U.S. Department of Commerce Export Administration Regulations, either export or otherwise disclose, directly or indirectly, any technology received from Discloser or allow the direct product thereof to be shipped, either directly or indirectly, to any destination that is proscribed under Part 740 of the U.S. Department of Commerce Export Administration Regulations or to any national of any one of those countries and shall give Discloser prior notice if it employs as an employee or engages as a permitted subcontractor any such national to perform any of its obligations under this Agreement.

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11.2
Intellectual Property.

The parties shall own and retain all right, title and interest in and to any and all information, technology, processes, methods, data and materials, improvements and other inventions (“Information”) and any and all intellectual property rights with respect thereto, as follows:

(a)
Sony shall own (“Sony Information”):
(i)
All Sony intellectual property existing prior to the date of this Agreement and conceived independent of this Agreement;
(ii)
All Information conceived, discovered, developed or otherwise made relating to Process Steps:
(b)
Customer shall own (“Customer Information”):
(i)
All Customer intellectual property conceived and/or existing independent of and prior to the date of this Agreement or conceived independent of this Agreement; and
(ii)
All microphone related technology, including but not limited to acoustic and packaging technology.
11.3
If a Patent is issued to Sony relating to the Sony Information, Sony shall grant Customer and its Affiliates a fully‑paid‑up, royalty‑free, non‑exclusive, non‑transferable, worldwide license (without the right to sublicense) under such Patent to make, have made, use, sell, offer for sale, import, export and otherwise exploit products and services and any improvements thereto in the Customer Field of Use. As used herein, the term “Customer Field of Use” means all consumer products containing acoustic devices, including mobile phones; portable audio and video devices; portable digital assistants; smart phones; digital cameras (still and video); web cams (both installed base and accessories); portable audio players (by way of example, MP3 players and the Apple iPod); notebooks, tablets, personal computers and personal computer accessories; headsets and headgear; professional audio; military applications; and hearing instruments, including hearing aids, personal listening devices and monitors.
12.0
CONTINGENCIES
12.1
The failure or delay of a party in its performance of its obligations under this Agreement is excused to the extent that: (i) the failure or delay is caused by fire, flood, earthquake, elements of nature or acts of God; riots, civil disorder, rebellions or revolutions in any country; or any other cause beyond the reasonable control of the affected party, and (ii) the affected party is without fault in causing, or being susceptible to, that failure or delay, the foregoing being “Force Majeure.” If, and for so long as, Force Majeure prevents a party’s performance, the affected party is excused from further performing or observing the obligation(s) affected, provided the party continues to use commercially reasonable efforts to recommence performance. Where Sony is affected by a Force Majeure event but only a portion of Sony’s capacity to perform is affected, Sony shall use reasonable efforts to allocate production and deliveries to Customer at least pro rata according to Customer’s then current forecast and purchase orders. Any party delayed in its performance by Force Majeure will as soon as is practical notify the party to whom performance is due and describe at a reasonable level of detail the circumstances causing the delay. In the event any such delay continues for more than sixty (60) days, this Agreement may be terminated at the option of the other party by written notice to the party whose performance is excused with absolutely no liability of cither party to the other party, except for any pre‑existing obligations.

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13.0
ASSIGNMENT
13.1
Sony and Customer may delegate any obligation under this Agreement or assign any interest or right hereunder only with the prior written consent of the other, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Sony shall have the right to assign all or any part of its rights or obligations of this Agreement to any of Sony’s affiliates. Notwithstanding the foregoing, no consent shall be required in the event of a merger, sale of a controlling stock interest, sale of substantially all of the assets or other similar transactions of a party (each a “Corporate Transaction”) on the condition that the successor agrees in writing to assume all of the assigning party’s obligations hereunder and the party involved in the Corporate Transaction gives prior written notice of the proposed assignment to the non‑assigning parties upon receipt of which, the non‑assigning parties may elect to terminate the Agreement on thirty (30) days’ written notice to the assigning party.
13.2
Upon any merger, consolidation or change in control of any party to this Agreement, the surviving organization resulting therefor shall be bound by the terms of this Agreement.
14.0
COMPLIANCE WITH THE LAW
14.1
The parties hereto agree that they shall comply with all applicable laws, including laws regarding export of Products supplies under the terms of this Agreement.
14.2
Each party to this Agreement shall do all reasonable things necessary to obtain all licenses and approvals necessary and to comply with all applicable laws, rules and regulations in fulfilling its obligations hereunder.
15.0
CONTROLLING LAW; VENUE AND DISPUTE RESOLUTION
15.1
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO RULES GOVERNING CONFLICT OF LAWS. THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF DELAWARE. ANY ACTION OR SUIT UNDER THIS AGREEMENT OR OTHERWISE ARISING FROM THE RELATIONSHIP BETWEEN THE PARTIES HERETO SHALL ONLY BE BROUGHT: (a) BY CUSTOMER IN ANY FEDERAL OR STATE COURT WITH APPROPRIATE JURISDICTION OVER THE SUBJECT MATTER HEREOF ESTABLISHED OR SITTING IN THE STATE OF DELAWARE; OR (b) BY SONY IN ANY FEDERAL OR STATE COURT WTH APPROPRIATE JURISDICTION OVER THE SUBJECT MATTER HEREOF ESTABLISHED OR SITTING IN THE STATE OF DELAWARE.
15.2
Any dispute arising from, or relating to, this Agreement shall be resolved by use of the following methods in sequence:
(a)
The parties hereto shall first attempt in good faith to promptly resolve the matter amicably by negotiation;
(b)
The parties agree that in the event any dispute arising out of or related to this Agreement is not resolved in the ordinary course of business, the parties shall in good faith attempt to resolve the dispute through negotiation by their representatives who are at a higher level of management than those involved in the day to day administration of the Agreement and who have authority to settle the dispute. Accordingly, each party agrees that it may not commence legal action against the other

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in connection with such dispute without first attempting to resolve the dispute in accordance with the following procedure:

Written notice of the dispute (“Notice of Dispute”) shall be issued to the other (for purposes of this Section, the party issuing the Notice of Dispute shall be referred to as the “Claimant” and the other party shall be referred to as the “Respondent”). Such notice shall state the nature of the dispute, the Claimant’s position, and its reasons supporting its position. Within twenty one (21) days of Respondent’s receipt of the Notice of Dispute, representatives of each party who have authority to settle the dispute shall meet at a mutually agreeable time and place to attempt to negotiate a resolution to the dispute. If these representatives fail to resolve the dispute within forty five (45) days of the Respondent’s receipt of the Notice of Dispute, then either party may commence legal action as permitted by law.

Nothing contained in this Section 15.2 shall prohibit either party from seeking injunctive relief from a court of proper jurisdiction where appropriate under the circumstances; however, neither party shall commence any other litigation unless and until such party has first complied with the requirements of this Section 15.2.

16.0
NOTICES
16.1
All notices required to be sent to the parties under this Agreement shall be sent by recognized overnight courier service or facsimile to the addresses set forth below or to such other addresses as may subsequently be designated in writing:

If to Sony: [***] [***] [***]	If to Customer: [***] [***] [***]

With a copy to: [***] [***] [***]

Any notice so addressed and sent shall be deemed given upon receipt.

17.0
INDEPENDENT CONTRACTORS; OTHER COMMITMENTS
17.1
It is understood and agreed that, in the performance of this Agreement, the parties hereto shall act in the capacity of independent contractors and not of employees or agents of the other party. Each party agrees that unless otherwise instructed in writing, it shall not represent itself as the agent or legal representative of the other party for any purpose whatsoever. Nothing in this Agreement shall prohibit Customer from purchasing Products and/or foundry services from other suppliers.
17.2
Moreover, Sony will not manufacture MEMS wafers that are used in single or multi‑function MEMS microphones except for use by Customer, unless it is mutually agreed upon, in writing, by both parties. In addition, as of the date of signature, Customer will engage Sony as a supplier for the majority of its overall single and multi‑function MEMS microphone wafer demand, provided that:
(a)
Sony can offer technology which addresses Customer’s needs; and

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(b)
Sony provides Customer with competitive performance in the areas of total costs (including capex), price, quality, delivery, and service.

Customer reserves the right to use any third party as a primary supplier for a given project in the event Sony declines to supply MEMS products for that project.

18.0
SURVIVAL
18.1
The following provisions shall survive the expiration or termination of this Agreement: Articles and Sections 1, 2.1, 3.1, 5.3, 5.4, 5.6, 6, 7.1, 7.3, 8, 9, 10, 11 and 13, 14, 15, 16, 17.1 and 18 through 23.
19.0
CONTROLLING LANGUAGE
19.1
This Agreement is written only in English and, even if translated, the English language version of this Agreement shall control. The headings of Articles and Sections in this Agreement are for convenience and reference only, and they shall in no way define, limit or describe the scope of the terms and conditions of such Articles and Sections and shall not be considered in the interpretation, construction or enforcement hereof.
20.0
WAIVER OF TRIAL BY JURY
20.1
BOTH PARTIES HERETO HEREBY WAIVE ALL RIGHT OR ENTITLEMENT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF OR RELATES IN ANY WAY TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HERETO AS DESCRIBED HEREIN.
21.0
ATTORNEY’S FEES
21.1
The prevailing party in any litigation shall be entitled to recover its costs and reasonable attorney’s fees.
22.0
GOVERNMENT CONTRACTS
22.1
No term or condition required in any United States government contract or subcontract related thereto shall be deemed a part of this Agreement, or be imposed upon or binding upon Sony, and this Agreement shall not be deemed an acceptance of any government term or condition that may be included or referred to in any order or other purchasing document.
23.0
ENTIRE AGREEMENT
23.1
This Agreement, including all Exhibits, attachments and documents incorporated by reference, the Equipment Loan Agreement, and the Consignment Agreement, is the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, dealings and negotiations. No modifications, alterations or amendments shall be effective unless in writing and signed by both parties hereto. Except as otherwise provided herein, all purchase orders under this Agreement shall be governed exclusively by the terms and conditions hereof, and shall not be altered or modified in any way by the terms of any purchase order form or acknowledgment form. No waiver of any breach shall be held to be a waiver of any other or subsequent breach. To the extent a conflict exists or arises between the terms and conditions of this Agreement and the terms and conditions of the Consignment Agreement, the terms and conditions of this Agreement shall prevail wherever applicable,

[Signature page follows]

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IN WITNESS WHEREOF, each representative signing below, and each party for whom that representative signs, represents and warrants that such representative is authorized and has authority to enter into this Agreement.

AGREED TO:
SONY ELECTRONICS INC. Acting through its Component Solutions Business Division	KNOWLES IPC (M) SDN BHD

/s/ Akihiro Hasegawa	/s/ James Wynn
Signature	Signature

Akihiro Hasegawa	James Wynn
Print Name	Print Name

President, CSBD	Sr. VP, Global Supply Chain
Title	Title

February 26, 2014	February 26, 2014
Date	Date

KNOWLES CORPORATION

/s/ James Wynn
Signature

James Wynn
Print Name

Sr. VP, Global Supply Chain
Title

February 26, 2014
Date

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EXHIBIT A

K0410 Product Process Flow

[Intentionally Omitted]

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EXHIBIT B

[Intentionally Omitted]

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EXHIBIT C

Product Pricing

[Intentionally Omitted]

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EXHIBIT D

[Intentionally Omitted]

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EXHIBIT E

[Intentionally Omitted]

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